Exhibit 99.3

PALO ALTO NETWORKS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information are based on the historical financial statements of Palo Alto Networks, Inc. (the “Company,”) and Cyvera Ltd. (“Cyvera”) after giving effect to the Company’s acquisition of Cyvera on April 9, 2014 and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of April 30, 2014 is not required as the Company's balance sheet as of April 30, 2014 included in the Company's Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2014 reflects the impact of the acquisition.

The unaudited pro forma condensed combined statements of operations for the nine months ended April 30, 2014, and year ended July 31, 2013, are presented as if the acquisition of Cyvera had occurred on August 1, 2012 and were carried forward through each of the aforementioned periods presented.

The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial information is based upon preliminary estimates. Additional information existing as of the acquisition date but unknown to us may become known during the remainder of the measurement period, not to exceed 12 months from the acquisition date, which may result in changes to the amounts and allocations recorded.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of the Company included in the Annual Report on Form 10-K for the fiscal year ended July 31, 2013 and the Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2014 and of Cyvera included in Exhibit 99.1 and Exhibit 99.2 of this Form 8-K/A for the year ended December 31, 2013 and the three months ended March 31, 2014, respectively.

The unaudited pro forma condensed combined financial information is not intended to represent or be indicative of the Company’s consolidated results of operations or financial position that the Company would have reported had the Cyvera acquisition been completed as of the dates presented, and should not be taken as a representation of the Company’s future consolidated results of operations or financial position. The unaudited pro forma condensed combined financial information does not reflect any operating efficiencies and/or cost savings that the Company may achieve with respect to the combined companies.

PALO ALTO NETWORKS, INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Nine Months Ended April 30, 2014
(Unaudited, in thousands, except per share data)

	Historical
	Nine Months Ended
	April 30, 2014	March 31, 2014
	Palo Alto Networks, Inc.	Cyvera Ltd. (Note 1)	Pro Forma Adjustments (Note 3)		Pro Forma Combined
Revenue:
Product	$240,436	$—	$—		$240,436
Services	179,512	151	(76)	(A)	179,587
Total revenue	419,948	151	(76)		420,023
Cost of revenue:
Product	58,600	—	—		58,600
Services	52,421	76	3,719	(B)(E)	56,216
Total cost of revenue	111,021	76	3,719		114,816
Total gross profit	308,927	75	(3,795)		305,207
Operating expenses:
Research and development	71,983	5,844	5,420	(C)(E)	83,247
Sales and marketing	228,095	2,457	172	(B)(C)(E)	230,724
General and administrative	57,575	8,074	(9,805)	(C)(D)(E)	55,844
Legal settlement	141,173	—	—		141,173
Total operating expenses	498,826	16,375	(4,213)		510,988
Operating loss	(189,899)	(16,300)	418		(205,781)
Interest income	619	—	—		619
Other expense, net	11	—	—		11
Loss before income taxes	(189,269)	(16,300)	418		(205,151)
Provision for income taxes	5,125	—	—		5,125
Net loss	$(194,394)	$(16,300)	$418		$(210,276)
Net loss per share, basic and diluted	$(2.66)				$(2.82)
Weighted-average shares used to compute net loss per share, basic and diluted	73,127		1,442	(F)	74,569

See notes to pro forma condensed combined financial information.

PALO ALTO NETWORKS, INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended July 31, 2013
(Unaudited, in thousands, except per share data)

	Historical
	Year Ended
	July 31, 2013	June 30, 2013
	Palo Alto Networks, Inc.	Cyvera Ltd. (Note 1)	Pro Forma Adjustments (Note 3)		Pro Forma Combined
Revenue:
Product	$243,707	$—	$—		$243,707
Services	152,400	49	(25)	(A)	152,424
Total revenue	396,107	49	(25)		396,131
Cost of revenue:
Product	63,412	—	—		63,412
Services	46,344	20	4,960	(B)(E)	51,324
Total cost of revenue	109,756	20	4,960		114,736
Total gross profit	286,351	29	(4,985)		281,395
Operating expenses:
Research and development	62,482	840	7,223	(C)(E)	70,545
Sales and marketing	199,771	226	229	(B)(C)(E)	200,226
General and administrative	42,719	253	50	(C)(E)	43,022
Total operating expenses	304,972	1,319	7,502		313,793
Operating loss	(18,621)	(1,290)	(12,487)		(32,398)
Interest income	484	—	—		484
Other expense, net	(519)	(18)	—		(537)
Loss before income taxes	(18,656)	(1,308)	(12,487)		(32,451)
Provision for income taxes	10,590	—	—		10,590
Net loss	$(29,246)	$(1,308)	$(12,487)		$(43,041)
Net loss per share, basic and diluted	$(0.43)				$(0.61)
Weighted-average shares used to compute net loss per share, basic and diluted	68,682		1,373	(F)	70,055

See notes to pro forma condensed combined financial information.

 NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(Unaudited)
1. Basis of Presentation

The unaudited pro forma condensed combined statements of operations for the nine months ended April 30, 2014, and for the year ended July 31, 2013, are based on the historical financial statements of Palo Alto Networks, Inc. (the “Company”) and Cyvera, Ltd. (“Cyvera”) after giving effect to the Company’s acquisition of Cyvera on April 9, 2014 and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

The Company accounts for business combinations pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (ASC) 805, Business Combinations. In accordance with ASC 805, the Company allocates the fair value of the purchase price of its acquisitions to the tangible assets acquired, liabilities assumed, and intangible assets acquired, based on their estimated fair values. The excess of the purchase price over the fair values of these identifiable assets and liabilities is recorded as goodwill.

The fair values assigned to Cyvera's tangible and intangible assets acquired and liabilities assumed are based on management’s estimates and assumptions. The estimated fair values of these tangible assets acquired, liabilities assumed, and intangible assets acquired are considered preliminary and are based on the information that was available as of the acquisition date. Additional information existing as of the acquisition date but unknown to us may become known during the remainder of the measurement period, not to exceed 12 months from the acquisition date, which may result in changes to the amounts and allocations recorded.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of the Company included in the Annual Report on Form 10-K for the fiscal year ended July 31, 2013 and the Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2014 and of Cyvera included in Exhibit 99.1 and Exhibit 99.2 of this Form 8-K/A for the three months ended March 31, 2014 and the year ended December 31, 2013, respectively.

The unaudited pro forma condensed combined financial information is not intended to represent or be indicative of the Company’s consolidated results of operations or financial position that would have been reported had the Cyvera acquisition been completed as of the dates presented, and should not be taken as a representation of the Company’s future consolidated results of operations or financial position. The unaudited pro forma condensed combined financial information does not reflect any operating efficiencies and/or cost savings that the Company may achieve with respect to the combined companies.

Accounting Periods Presented

Cyvera's historical fiscal year ended on December 31 and, for purposes of the unaudited pro forma condensed combined financial information, its historical results have been aligned to more closely conform to the Company’s July 31 fiscal year end as explained below.

Certain pro forma adjustments were made to conform Cyvera's accounting policies to the Company’s accounting policies as noted below.

The unaudited pro forma condensed combined statements of operations of the Company and Cyvera for the nine months ended April 30, 2014 and year ended July 31, 2013 are presented as if the Cyvera acquisition had taken place on August 1, 2012. Due to different fiscal period ends, the pro forma statement of operations for the nine months ended April 30, 2014 combines the historical results of the Company for the nine months ended April 30, 2014 and the historical results of Cyvera for the nine months ended March 31, 2014.

The pro forma statement of operations of the Company and Cyvera for the year ended July 31, 2013, due to different fiscal period ends, combines the historical results of the Company for the year ended July 31, 2013 and the historical results of Cyvera for the twelve months ended June 30, 2013.

A pro forma condensed combined balance sheet as of April 30, 2014 is not required as the Company's balance sheet as of April 30, 2014 included in the Company's Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2014 reflects the impact of the acquisition.

Reclassifications

No reclassifications were required to the presentation of Cyvera's historical financial statements in order to conform to the Company's presentation.

2. Cyvera Acquisition

On April 9, 2014, we completed our acquisition of Cyvera Ltd. (“Cyvera”), a privately-held cybersecurity company located in Tel Aviv, Israel. The acquisition extends our next-generation security platform with an innovative approach to preventing attacks on the endpoint. We have accounted for this transaction as a business combination in exchange for total consideration of approximately $177,647,000, which consisted of the following (in thousands):

Amount
Cash	$90,170
Common stock (1,281,000 shares)	87,477
Total	$177,647

As part of the acquisition, we agreed to replace Cyvera's unvested options with our restricted stock units with an estimated fair value of $6,353,000. Of the total estimated fair value, a portion was allocated to the purchase consideration and the remainder was allocated to future services and will be expensed over the remaining service periods on a straight-line basis as share-based compensation.

In addition, we issued 276,000 shares of restricted common stock with a total fair value of $17,612,000 to certain Cyvera employees. The restriction on these shares will be released over a period of three years from the acquisition date, subject to continued employment. These shares were excluded from the purchase consideration and are being expensed over the remaining service periods on a straight-line basis as share-based compensation.

We expensed the related acquisition costs in the amount of $3,583,000 in general and administrative expenses in the three months ended April 30, 2014.

The following table summarizes our preliminary allocation of the purchase consideration based on the fair value of assets acquired and liabilities assumed (in thousands):

Amount
Cash	$6,930
Goodwill	144,992
Identified intangible assets	42,300
Accrued and other liabilities, net	(6,950)
Long-term deferred tax liability, net	(9,625)
Total	$177,647

We expect to finalize the valuation as soon as practicable, but not later than 12 months from the acquisition date.

The following table presents details of the identified intangible assets acquired (in thousands, except years):

	Fair Value	Estimated Useful Life
Developed technology	$34,500	7 years
In-process research and development	7,600	N/A
Other	200	2 years
Total	$42,300

Goodwill generated from this business combination is primarily attributable to the assembled workforce and synergies from combined selling opportunities of both network security products and endpoint security products. The goodwill is not tax deductible for Israeli income tax purposes.

3. Pro Forma Adjustments

The following pro forma adjustments are included in the Company’s unaudited pro forma condensed combined financial information:

(A) To record a reduction in revenues related to the estimated fair value of the acquired deferred revenue and the customer liability. The difference between the preliminary fair values of acquired deferred revenues, representing amounts equivalent to the estimated costs plus an appropriate profit margin to fulfill the obligations assumed, and the historical carrying amounts of Cyvera’s deferred revenues results in a discount to the recorded deferred revenue and is therefore subsequently recognized as a reduction to revenues:

	Nine Months Ended	Year Ended
	April 30, 2014	July 31, 2013
	(in thousands)
Product	$—	$—
Services	(76)	(25)
Total reduction to revenue	$(76)	$(25)

(B) To record the estimated amortization expense related to the intangible assets acquired in connection with the Company’s acquisition of Cyvera.

(C) To adjust for differences in the Company’s and Cyvera's accounting policies by eliminating certain prepaid assets and property and equipment.

(D) To eliminate acquisition related transaction costs of $3,583,000 and $6,260,000 that were incurred by the Company and Cyvera in the nine months ended April 30, 2014 and March 31, 2014, respectively.

(E) To record the estimated share-based compensation expense related to restricted common stock and awards replaced in connection with the acquisition using the straight-line amortization method over the remaining vesting periods:

	Nine Months Ended	Year Ended
	April 30, 2014	July 31, 2013
	(in thousands)
Cost of revenue - Product	$—	$—
Cost of revenue - Services	23	31
Research and development	5,403	7,204
Sales and marketing	92	123
General and administrative	35	46
Total	$5,553	$7,404

(F) To reflect the estimated increase in weighted-average shares resulting from the issuance of common stock in connection with the Company’s acquisition of Cyvera.